EXHIBIT 4.2

TorreyPines Therapeutics, Inc.

WARRANT TO PURCHASE COMMON STOCK

No. CW-[ ]	October 3, 2006

Void After October 3, 2009

THIS CERTIFIES THAT, for value received, [        ], with its principal offices at [      ], or its permitted assigns (the “Holder”), is entitled to subscribe for and purchase at the Exercise Price (defined below) from TorreyPines Therapeutics, Inc., a Delaware corporation, with its principal office at 11085 North Torrey Pines Road, Suite 300, La Jolla, CA 92037 (the “Company”) up to [        ] shares of the Common Stock of the Company (the “Common Stock”), subject to adjustment as provided herein.  This Warrant is one of a series of Warrants being issued pursuant to the terms of the Agreement and Plan of Merger and Reorganization, dated June 7, 2006, by and among the Company (formerly Axonyx Inc.), TorreyPines Therapeutics, Inc., a Delaware corporation, and Autobahn Acquisition, Inc., a Delaware corporation, as may be amended in accordance with its terms (the “Merger Agreement”).  Capitalized terms not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement.

1.             Definitions.  As used herein, the following terms shall have the following respective meanings:

(a)           “Exercise Period” shall mean the period commencing on the date hereof and ending October 3, 2009, unless sooner terminated as provided below.

(b)           “Exercise Price” shall mean $8.32, subject to adjustment pursuant to Section 5 below.

(c)           “Exercise Shares” shall mean the shares of the Company’s Common Stock issuable upon exercise of this Warrant, subject to adjustment pursuant to the terms herein, including but not limited to adjustment pursuant to Section 5 below.

2.             Exercise of Warrant.

2.1          Exercise by Holder.  The rights represented by this Warrant may be exercised in whole or in part at any time during the Exercise Period, by delivery of the following to the Company at its address set forth above (or at such other address as it may designate by notice in writing to the Holder):

(a)           An executed Notice of Exercise in the form attached hereto;

(b)           Payment of the aggregate Exercise Price, equal to (i) the Exercise Price multiplied by (ii) the number of Exercise Shares for which the Warrant is being exercised, either by check or wire transfer of immediately available funds; and

(c)           This Warrant.

Upon the exercise of the rights represented by this Warrant, shares of Common Stock shall be issued for the Exercise Shares so purchased, and shall be registered in the name of the Holder or persons affiliated with the Holder, if the Holder so designates, within five business days after the receipt by the Company of all of the items designated in clauses (a), (b) and (c) above and shall be issued in certificate form and delivered to the Holder, if so requested.

The person in whose name any Exercise Shares are to be issued upon exercise of this Warrant shall be deemed to have become the holder of record of such shares on the date on which this Warrant was surrendered and payment of the Exercise Price was made, irrespective of the date of issuance of the shares of Common Stock, except that, if the date of such surrender and payment is a date when the stock transfer books of the Company are closed, such person shall be deemed to have become the holder of such shares at the close of business on the next succeeding date on which the stock transfer books are open.

2.2          Partial Exercise by Holder.  If this Warrant is exercised by Holder in part only, the Company shall, upon surrender of this Warrant, execute and deliver, within 30 days of the date of exercise, a new Warrant evidencing the rights of the Holder, or such other person as shall be designated in the Notice of Exercise, to purchase the balance of the Exercise Shares purchasable hereunder.  In no event shall this Warrant be exercised for a fractional Exercise Share, and the Company shall not distribute a Warrant exercisable for a fractional Exercise Share.  Fractional Exercise Shares shall be treated as provided in Section 4 hereof.

3.             Covenants of the Company.

3.1          Covenants as to Exercise Shares.  The Company covenants and agrees that all Exercise Shares that may be issued upon the exercise of the rights represented by this Warrant will, upon issuance, be duly authorized and validly issued and outstanding, fully paid and nonassessable, and free from all taxes, liens and charges with respect to the issuance thereof.  The Company further covenants and agrees that the Company will at all times during the Exercise Period, have authorized and reserved, free from preemptive or other similar rights, a sufficient number of shares of its Common Stock to provide for the exercise of the rights represented by this Warrant.  If at any time during the Exercise Period the number of authorized but unissued shares of Common Stock shall not be sufficient to permit exercise of this Warrant, the Company will take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock (or other securities as provided herein) to such number of shares as shall be sufficient for such purposes.

3.2          No Impairment.  Except and to the extent as waived or consented to by the Holder in accordance with Section 9 hereof, the Company will not, by amendment of its Certificate of Incorporation (as such may be amended from time to time), or through any means, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith carry out of all the provisions of this Warrant and take all such action as may be necessary or appropriate in order to protect the exercise rights of the Holder against impairment.

3.3          Notices of Record Date.  In the event of any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend which is the same as cash dividends paid in previous quarters) or other distribution, the Company shall mail to the Holder, at least 30 days prior to the date specified herein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend or distribution.

4.             Fractional Shares.  No fractional shares shall be issued upon the exercise of this Warrant as a consequence of any adjustment pursuant hereto.  All Exercise Shares (including fractions) issuable upon exercise of this Warrant may be aggregated for purposes of determining whether the exercise would result in the issuance of any fractional share.  If, after aggregation, the exercise would result in the issuance of a fractional share, the Company shall, in lieu of issuance of any fractional share, pay the Holder otherwise entitled to such fraction a sum in cash equal to the product resulting from multiplying the then current fair market value (as of the applicable exercise date) of an Exercise Share by such fraction.

5.             Certain Events.

5.1          Distribution of Assets.  In case the Company shall declare or make any distribution of its assets (or rights to acquire its assets) to holders of Common Stock as a partial liquidating dividend, by way of return of capital or otherwise (including any such distribution effected as a dividend or distribution to the Company’s stockholders of cash or shares (or rights to acquire shares) of capital stock of a subsidiary) (a “Distribution”), at any time after the initial issuance of this Warrant, then the Holder shall be entitled upon exercise of this Warrant for the purchase of any or all of the shares of Common Stock subject hereto, to receive the amount of such assets (or rights) which would have been payable to the Holder had such Holder been the holder of such shares of Common Stock on the record date for the determination of stockholders entitled to such Distribution.

5.2          Dividends, Subdivisions, Combinations and Reclassifications.  The number and kind of securities purchasable upon the exercise of this Warrant and the Exercise Price shall be subject to adjustment from time to time upon the happening of any of the following.  In case the Company shall (i) pay a dividend in shares of Common Stock or make a distribution in shares of Common Stock to holders of its outstanding Common Stock (other than as is provided in Section 5.1), (ii) subdivide its outstanding shares of Common Stock into a greater number of shares, (iii) combine its outstanding shares of Common Stock into a smaller number of shares of Common Stock, or (iv) issue any shares of its capital stock in a reclassification of the Common Stock, then the number of Exercise Shares purchasable upon exercise of this Warrant immediately prior thereto shall be adjusted so that the Holder shall be entitled to receive the kind and number of Exercise Shares or other securities of the Company which it would have owned or have been entitled to receive had such Warrant been exercised in advance thereof.  Upon each such adjustment of the kind and number of Exercise Shares or other securities of the Company which are purchasable hereunder, the Holder shall thereafter be entitled to purchase the number of Exercise Shares or other securities resulting from such adjustment at an Exercise Price per Warrant Share or other security obtained by multiplying the Exercise Price in effect immediately prior to such adjustment by the number of Exercise Shares purchasable pursuant hereto immediately prior to such adjustment and dividing by the number of

Exercise Shares or other securities of the Company resulting from such adjustment.  An adjustment made pursuant to this paragraph shall become effective immediately after the effective date of such event retroactive to the record date, if any, for such event.

5.3          Reorganization, Reclassification, Merger, Consolidation or Disposition of Assets.  In case the Company shall reorganize its capital, reclassify its capital stock, consolidate or merge with or into another corporation (where the Company is not the surviving corporation or where there is a change in or distribution with respect to the Common Stock of the Company), or sell, transfer or otherwise dispose of all or substantially all its property, assets or business to another corporation and, pursuant to the terms of such reorganization, reclassification, merger, consolidation or disposition of assets, shares of common stock of the successor or acquiring corporation, or any cash, shares of stock or other securities or property of any nature whatsoever (including warrants or other subscription or purchase rights) in addition to or in lieu of common stock of the successor or acquiring corporation (“Other Property”), are to be received by or distributed to the holders of Common Stock of the Company, then the Holder shall have the right thereafter to receive upon exercise of this Warrant, the number of shares of common stock of the successor or acquiring corporation and Other Property receivable upon or as a result of such reorganization, reclassification, merger, consolidation or disposition of assets by a holder of the number of shares of Common Stock for which this Warrant is exercisable immediately prior to such event.  In case of any such reorganization, reclassification, merger, consolidation or disposition of assets, the successor or acquiring corporation (if other than the Company) shall expressly assume the due and punctual observance and performance of each and every covenant and condition of this Warrant to be performed and observed by the Company and all the obligations and liabilities hereunder, subject to such modifications as may be deemed appropriate (as determined in good faith by resolution of the Board of Directors of the Company) in order to provide for adjustments of Exercise Shares for which this Warrant is exercisable which shall be as nearly equivalent as practicable to the adjustments provided for in this Section 5.3.  For purposes of this Section 5.3, “common stock of the successor or acquiring corporation” shall include stock of such corporation of any class which is not preferred as to dividends or assets over any other class of stock of such corporation and which is not subject to redemption and shall also include any evidences of indebtedness, shares of stock or other securities which are convertible into or exchangeable for any such stock, either immediately or upon the arrival of a specified date or the happening of a specified event and any warrants or other rights to subscribe for or purchase any such stock.  The foregoing provisions of this Section 5.3 shall similarly apply to successive reorganizations, reclassifications, mergers, consolidations or disposition of assets.

5.4          Adjustment of Exercise Price.  The form of this Warrant need not be changed because of any adjustment in the number, class, and kind of shares or Other Property subject to this Warrant.  The Company shall promptly provide a certificate from its principal accounting officer notifying the Holder in writing of any adjustment in the Exercise Price and/or the total number, class, and kind of shares or Other Property issuable upon exercise of this Warrant, which certificate shall specify the Exercise Price and number, class and kind of shares or Other Property under this Warrant after giving effect to such adjustment and shall set forth a brief statement of the facts requiring such adjustment and setting forth the computation by which such adjustment was made.

5.5          Early Termination.  If at any time after the date hereof (i) the Company’s Common Stock is traded on a securities exchange or the Nasdaq Capital Market (or any other Nasdaq Market) and (ii) the average closing price of such Common Stock for twenty (20) trading days within any thirty (30) consecutive trading day period equals or exceeds 2 times the Exercise Price (adjusted to reflect subsequent stock dividends, stock splits or recapitalizations or the like), then the Company may give the Holder prompt written notice thereof (a “Termination Notice”).  If the Warrant has not been exercised by the date thirty (30) days following the date of the Termination Notice it shall terminate.  The provisions of this Section 5.5 shall similarly apply to successive periods during which the conditions specified in clauses (i) and (ii) above are satisfied.

6.             No Stockholder Rights.  This Warrant in and of itself shall not entitle the Holder to any voting rights or other rights as a stockholder of the Company.

7.             Transfer of Warrant.  Subject to this Section 7, Holder may not transfer this Warrant in whole or in part without prior written consent of the Company.  Holder may transfer this Warrant to affiliates of Holder upon delivery of this Warrant and the form of assignment attached hereto.

8.             Lost, Stolen, Mutilated or Destroyed Warrant.  If this Warrant is lost, stolen, mutilated or destroyed, the Company may, on such terms as to indemnity or otherwise as it may reasonably impose (which shall, in the case of a mutilated Warrant, include the surrender thereof), issue a new Warrant of like denomination and tenor as the Warrant so lost, stolen, mutilated or destroyed.  Any such new Warrant shall constitute an original contractual obligation of the Company, whether or not the allegedly lost, stolen, mutilated or destroyed Warrant shall be at any time enforceable by anyone.

9.             Modifications and Waiver.  This Warrant and any provision hereof may be changed, waived, discharged or terminated only by an instrument in writing signed by the Company and the Holder.

10.          Notices, etc.  All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed facsimile if sent during normal business hours of the recipient, if not, then on the next business day, (c) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one business day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt.  All communications shall be sent to the Company at the address listed on the signature page and to the Holder at the addresses on the Company records, or at such other address as the Company or Holder may designate by ten days’ advance written notice to the other party hereto.

11.          Acceptance.  Receipt of this Warrant by the Holder shall constitute acceptance of and agreement to all of the terms and conditions contained herein.

12.          Governing Law.  This Warrant and all rights, obligations and liabilities hereunder shall be governed by the laws of the State of Delaware without regard to the principles of conflict of laws.

13.          Descriptive Headings.  The descriptive headings of the several paragraphs of this Warrant are inserted for convenience only and do not constitute a part of this Warrant. The language in this Warrant shall be construed as to its fair meaning without regard to which party drafted this Warrant.

14.          Severability.  The invalidity or unenforceability of any provision of this Warrant in any jurisdiction shall not affect the validity or enforceability of such provision in any other jurisdiction, or affect any other provision of this Warrant, which shall remain in full force and effect.

15.          Entire Agreement.  This Warrant constitutes the entire agreement between the parties pertaining to the subject matter contained in it and supersedes all prior and contemporaneous agreements, representations, and undertakings of the parties, whether oral or written, with respect to such subject matter.

[Signature Page Follows]

In Witness Whereof, the Company has caused this Warrant to be executed by its duly authorized officer as of October 3, 2006.

TorreyPines Therapeutics, Inc.

By:

Name:

Title:

Address:	11085 North Torrey Pines Road
Suite 300
La Jolla, CA 92037
Telephone: (858) 623-5665
Fax: (858) 623-5666
Attention: Chief Financial Officer

NOTICE OF EXERCISE

TO:  TORREYPINES THERAPEUTICS, INC.

(1)           The undersigned hereby elects to) purchase              shares of the Common Stock of TorreyPines Therapeutics, Inc. (the “Company”) pursuant to the terms of the attached Warrant, and tenders herewith payment of the exercise price in full for such shares.

(2)           Please issue a certificate or certificates representing said shares of Common Stock in the name of the undersigned or in such other name as is specified below:

(Name)

(Address)

(3)           If the Warrant is not being exercised in full, please issue a new Warrant evidencing the right of the Holder to purchase the balance of the Exercise Shares purchasable under the Warrant, such certificate to be registered in the name of the undersigned or in such other name as is specified below:

(Name)

(Address)

(Date)	(Signature)

(Print name)

ASSIGNMENT FORM

(To assign the foregoing Warrant, subject to compliance with applicable laws, execute this form and supply required information.  Do not use this form to purchase shares.)

FOR VALUE RECEIVED, the foregoing Warrant and all rights evidenced thereby are hereby assigned to

Name:

(Please Print)

Address:

(Please Print)

Dated:	, 200

Holder’s

Signature:

Holder’s

Address:

NOTE:  The signature to this Assignment Form must correspond with the name as it appears on the face of the Warrant, without alteration or enlargement or any change whatever.  Officers of corporations and those acting in a fiduciary or other representative capacity should file proper evidence of authority to assign the foregoing Warrant.